TEMPUR-PEDIC NAMES JOHN A. HEIL AS DIRECTOR

LEXINGTON, KY, March 6, 2008 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced that its Board of Directors has voted to expand its Board to nine directors and elect John A. Heil to the Board of Directors.

Since January 2007, Mr. Heil has served as Spectrum Brands, Inc.’s Co-Chief Operating Officer and President, Global Pet Supplies. From June 2004 until January 2007, Mr. Heil served as President of United Pet Group, a global manufacturer and marketer of pet supplies and a division of Spectrum Brands and United Industries. Mr. Heil first joined United Pet Group as Chairman and Chief Executive Officer in June 2000. Prior to joining United Pet Group, Mr. Heil spent twenty-five years with the H.J. Heinz Company in various executive management positions including President and Managing Director of Heinz Pet Products, President of Heinz Specialty Pet, and Executive Vice President of StarKist Seafood. Mr. Heil is also a member of the board of directors of VCA Antech, Inc. (Veterinary Centers of America) and is a member of their audit committee. Mr. Heil holds a BA degree in economics from Lycoming College.

“I am delighted to welcome John Heil to our board of directors. With a career in the branded consumer products arena, John brings a remarkable depth of operational and strategic experience to the Tempur-Pedic board. I know he will make substantial contributions,” stated P. Andrews McLane, Chairman of the Board of Directors of the Company.

About the Company
Tempur-Pedic International Inc. (NYSE:  TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in premium sleep, the fastest growing segment of the estimated $13 billion global mattress market. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company’s products are currently sold in over 70 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Investor Relations Contact:
Barry Hytinen
Vice President, Investor Relations and Financial Planning & Analysis
800-805-3635